Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Intel Names David Zinsner Executive Vice President and Chief Financial Officer

SANTA CLARA, Calif., Jan. 10, 2022 – Intel Corporation today announced that David Zinsner has been appointed as the company’s executive vice president and chief financial officer (CFO), effective Jan. 17, 2022. Zinsner has more than 20 years of financial and operational experience in semiconductors and manufacturing, including most recently as executive vice president and CFO at Micron Technology, Inc.

“Dave is a proven finance leader, who brings a unique combination of strategic thought, deep knowledge of semiconductors and manufacturing, capital allocation discipline, and a track record of value creation for shareholders,” said Pat Gelsinger, Intel CEO. “I look forward to partnering with Dave as we continue to execute our strategy to usher in a new era of innovation and achieve our goal of unquestioned leadership in every category in which we compete.”

Zinsner will report to Gelsinger and oversee Intel’s global finance organization, including finance, accounting and reporting, tax, treasury, internal audit, and investor relations.

“I am excited to join Intel, a company I’ve long admired with a storied history of innovation and technology leadership,” said Zinsner. “Intel’s scale, re-invigorated culture and depth of technical talent positions the company to capitalize on the unprecedented demand for semiconductors across the globe. I look forward to working with Pat and the rest of the leadership team to help drive the IDM 2.0 strategy forward and create long-term value for shareholders.”

Prior to his role at Micron, Zinsner served as president and chief operating officer at Affirmed Networks. He also served as senior vice president of finance and CFO at Analog Devices and senior vice president and CFO at Intersil Corp. Zinsner holds a master’s degree in business administration, finance and accounting from Vanderbilt University and a bachelor’s degree in industrial management from Carnegie Mellon University.

As previously announced, current CFO George Davis will retire from Intel in May 2022 and will remain with the company in an advisory role until then to ensure a seamless transition.

Gelsinger added: “On behalf of the Intel team, I want to thank George for his outstanding contributions during a pivotal moment of the company’s history. He has been a great leader and colleague, and we are grateful for the integral role he played on our transformation journey. We wish him all the best in his future endeavors.”

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About Intel

Intel (Nasdaq: INTC) is an industry leader, creating world-changing technology that enables global progress and enriches lives. Inspired by Moore’s Law, we continuously work to advance the design and manufacturing of semiconductors to help address our customers’ greatest challenges. By embedding intelligence in the cloud, network, edge and every kind of computing device, we unleash the potential of data to transform business and society for the better. To learn more about Intel’s innovations, go to newsroom.intel.com and intel.com.

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CONTACTS:	William Moss	Tony Balow
	Corporate Communications	Investor Relations
	1-650-521-1754	1-503-816-1704
	william.moss@intel.com	tony.balow@intel.com